Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 29, 2016, incorporated by reference herein, with respect to the consolidated balance sheets of California Resources Corporation as of December 31, 2015 and 2014, and the related consolidated and combined statements of operations, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015.

/s/ KPMG LLP
KPMG LLP

Los Angeles, California

May 3, 2016